UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

INTERNATIONAL GAME TECHNOLOGY PLC

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-36906	98-1193882
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

66 Seymour Street, Second Floor

London W1H 5BT

United Kingdom

(Address of principal executive offices)

Christopher Spears

Senior Vice President and General Counsel

Telephone: (401) 392-1000

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

SECTION 1                            CONFLICT MINERALS DISCLOSURE

Item 1.01                                            Conflict Minerals Disclosure and Report

International Game Technology PLC (the “Company”) has filed a Conflict Minerals Report, filed as Exhibit 1.01 hereto.

Conflict Minerals Disclosure

This Form SD and the Company’s Conflict Minerals Report, filed as Exhibit 1.01 hereto, are publicly available at www.igt.com as well as the SEC’s EDGAR database at www.sec.gov.

Item 1.02                                            Exhibits

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2                            EXHIBITS

Item 2.01                                            Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 11, 2018	INTERNATIONAL GAME TECHNOLOGY PLC
(Registrant)

	By:	/s/ Pierfrancesco Boccia
Pierfrancesco Boccia
Corporate Secretary